Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Trustees of Farmers Investment Trust:

We consent to the inclusion in Pre-Effective Amendment No. 2 to the Registration Statement of Farmers Investment Trust on Form N-1A, of our report dated February 12, 1999 on our audits of the Statements of Assets and Liabilities and Statements of Operations of Farmers Investment Trust: Income Portfolio, Income with Growth Portfolio, Balanced Portfolio, Growth with Income Portfolio, and Growth Portfolio, as of February 9, 1999, which are included in the Pre-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption, "Experts."


/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
February 12, 1999